Exhibit 4.14

ZOSANO PHARMA CORPORATION

34790 Ardentech Court

Fremont, California 94555

January 9, 2015

BMV Direct SOTRS LP

BMV Direct SO LP

17190 Bernardo Center Drive

San Diego, CA 92128

New Enterprise Associates 12, Limited Partnership

1954 Greenspring Drive, Suite 600

Timonium, MD 21093

ProQuest Investments IV, L.P.

ProQuest Management LLC

2430 Vanderbilt Beach Road, 108-190

Naples, FL 34109

Re:	Zosano Pharma Corporation Convertible Promissory Notes

Ladies and Gentlemen:

Reference is made to: (i) the Note Purchase Agreement dated as of September 9, 2013 (the “2013 Agreement”) among Zosano Pharma Corporation (f/k/a ZP Holdings, Inc.) (the “Company”), BMV Direct SOTRS LP (“BMV SOTRS”), BMV Direct SO LP (“BMV SO”), New Enterprise Associates 12, Limited Partnership (“NEA 12”), ProQuest Investments IV, L.P. and ProQuest Management LLC (collectively, the “2013 Purchasers”); (ii) the Note Purchase Agreement dated as of February 26, 2014 (the “February 2014 Agreement”) among the Company, BMV SOTRS, BMV SO and NEA 12 (collectively, the “February 2014 Purchasers”); and (iii) the Note Purchase Agreement dated as of December 2, 2014 (the “December 2014 Agreement”) among the Company, BMV SOTRS and NEA 12 (collectively, the “December 2014 Purchasers”).

The Company, on the one hand, and the 2013 Purchasers (as to the 2013 Agreement), the February 2014 Purchasers (as to the February 2014 Agreement) and the December 2014 Purchasers (as to the December 2014 Agreement), on the other hand, hereby agree that, for purposes of determining whether the Company’s initial public offering of shares of its common stock (the “IPO”) constitutes a “Qualified Financing” under the 2013 Agreement, the February 2014 Agreement and the December 2014 Agreement, the gross proceeds received by the Company from its sale of shares of its common stock to Eli Lilly and Company (“Lilly”) (or any of its affiliates) in the concurrent private placement pursuant to the Common Stock Purchase Agreement dated as of November 21, 2014 between the Company and Lilly (under which Lilly has agreed to purchase in a private placement concurrent with the IPO, at the IPO price, up to $15 million of the Company’s common stock) shall be aggregated with the gross proceeds of the IPO to calculate the amount of aggregate gross proceeds resulting from such equity financing.

This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall for all purposes constitute one and the same Agreement. A signature of any party to this Agreement transmitted by facsimile, electronic mail (including pdf) or other electronic means shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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Very truly yours,

ZOSANO PHARMA CORPORATION

By:	/s/ Vikram Lamba
Name:	Vikram Lamba
Title:	President

Agreed to and Accepted:

NEW ENTERPRISE ASSOCIATES 12, LIMITED PARTNERSHIP

By:	NEA Partners 12, Limited Partnership, its general partner

By:	/s/ Louis S. Citron
Name:	Louis S. Citron
Title:	Chief Legal Officer

BMV DIRECT SO LP		BMV DIRECT SOTRS LP

By:	BioMed Realty, L.P., its general partner	By:	BioMed Realty Holdings, Inc., its general partner

By:	/s/ Jonathan P. Klassen	By:	/s/ Jonathan P. Klassen
Name:	Jonathan P. Klassen	Name:	Jonathan P. Klassen
Title:	Senior Vice President	Title:	Senior Vice President

PROQUEST MANAGEMENT LLC		PROQUEST INVESTMENTS IV, L.P.

By:	/s/ Pasquale DeAngelis	By:	/s/ Pasquale DeAngelis
Name:	Pasquale DeAngelis	Name:	Pasquale DeAngelis
Title:	Administrative Partner	Title:	Managing Member of the General Partner

Signature page to Side Letter regarding Qualified Financing under Note Purchase Agreements